EXHIBIT 10.7

2026 Time-Based RSU Non-Employee Directors

RADIAN GROUP INC.

2026 EQUITY COMPENSATION PLAN

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT GRANT LETTER

This Restricted Stock Unit Grant Letter (this “Grant Letter”), dated as of May 21, 2026 (the “Grant Date”), is delivered by Radian Group Inc., a Delaware corporation (“Radian”) (together with its Subsidiaries, the “Company”), to #ParticipantName#, a director of Radian (the “Grantee”).

RECITALS

WHEREAS, the Radian Group Inc. 2026 Equity Compensation Plan (the “Plan”) permits the grant of Restricted Stock Units to non-employee directors of Radian in accordance with the terms and provisions of the Plan;

WHEREAS, Radian desires to grant Restricted Stock Units to the Grantee, and the Grantee desires to accept such Restricted Stock Units, on the terms and conditions set forth herein and in the Plan; and

WHEREAS, the applicable provisions of the Plan are incorporated into this Grant Letter by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Restricted Stock Units.

Radian hereby awards to the Grantee #QuantityGranted# Restricted Stock Units (hereinafter, the “Restricted Stock Units”), subject to the vesting and other conditions of this Grant Letter.

2. Vesting.

(a) General Vesting Terms. Provided the Grantee remains in a service relationship with Radian through the vesting date specified in this Section 2(a), and meets any applicable vesting requirements set forth in this Grant Letter, the Restricted Stock Units shall vest on May 25, 2027 (the “Vesting Date”), except as otherwise set forth in this Grant Letter.

(b) Retirement, Death or Disability. If the Grantee has a separation from service as a director because of (i) the Grantee’s Retirement, or (ii) the Grantee’s death or Disability, the Grantee’s Restricted Stock Units will automatically vest in full on the date of the occurrence of such separation from service.

(i) For purposes of this Grant Letter, the term “Disability” shall mean that the Grantee is unable to perform the functions of the Grantee’s position as a director by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than six months, as determined by the Committee in its sole discretion.

(ii) For purposes of this Grant Letter, the term “Retirement” shall mean the Grantee’s separation from service, (A) following the Grantee’s attainment of age 65 and completion of five years of service with the Company, or (B) following the Grantee’s attainment of age 55 and completion of 10 years of service with the Company.

(c) Change of Control. If a Change of Control occurs and, at any time during the period beginning on the date on which the Change of Control occurs and ending on the date that is 90 days following the first meeting of the stockholders of Radian or the surviving entity that occurs following the Change of Control, the Grantee has a separation from service as a member of the Board or as a member of the board of directors of any successor entity as a result of the Grantee’s failure to be (i) appointed to the board of directors of the surviving entity upon the Change of Control, (ii) nominated for reelection to the Board or the board of directors of the surviving entity, or (iii) reelected after nomination to the Board or the board of directors of the surviving entity, the Restricted Stock Units will automatically vest in full on the date of the Grantee’s separation from service.

(d) Other Termination. Except as provided in Sections 2(b) and 2(c), no Restricted Stock Units will vest in the event of the Grantee’s separation from service as a director for any reason prior to the Vesting Date, and upon a separation from service prior to the Vesting Date, the Grantee will forfeit all Restricted Stock Units that have not yet vested.

3. Restricted Stock Units Account.

Radian shall establish a bookkeeping account on its records for the Grantee and shall credit the Grantee’s Restricted Stock Units to the bookkeeping account.

4. Dividend Equivalents.

Dividend equivalents shall accrue with respect to the Grantee’s Restricted Stock Units and shall be payable subject to the same vesting terms and other conditions as the Restricted Stock Units to which they relate. Dividend equivalents shall be credited on the Restricted Stock Units as of the dividend record date with respect to shares of Common Stock from the Grant Date until the payment date for the vested Restricted Stock Units. Radian will keep records of dividend equivalents in a non-interest bearing bookkeeping account for the Grantee. No interest will be credited to any such account. Vested dividend equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Restricted Stock Units. If and to the extent that the underlying Restricted Stock Units are forfeited, all related dividend equivalents shall also be forfeited. For the avoidance of doubt, if the Grantee elects to defer payment of the Restricted Stock Units under Radian’s deferred compensation plan, the payment date for accrued dividend equivalents will be determined based on the terms of the applicable deferred compensation plan.

5. Settlement of Restricted Stock Units. The Grantee shall be entitled to receive a distribution with respect to the Grantee’s vested Restricted Stock Units upon vesting. Each Restricted Stock Unit credited to the Grantee’s account shall be settled in shares of Common Stock equal to the number of vested Restricted Stock Units, upon vesting. Radian shall distribute such shares of Common Stock to the Grantee within 15 days after the date on which the Restricted Stock Units vest. All obligations of Radian hereunder shall be subject to the rights of Radian as set forth in the Plan and to all applicable laws, rules, regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including as set forth in Section 14 below.

Notwithstanding the foregoing, if the Grantee elects to defer payment of the Restricted Stock Units under Radian’s applicable deferred compensation plan, payment shall be made in the form and at the time specified under such plan.

6. Certain Corporate Changes.

If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all the Restricted Stock Units granted under this Grant Letter, the Committee shall adjust, as provided in the Plan, the number and class of shares underlying the Restricted Stock Units held by the Grantee to reflect the effect of such event or change in Radian’s capital structure in such a way as to preserve the value of the Restricted Stock Units. Any adjustment that occurs under the terms of this Section 6 or the Plan will not change the timing or form of payment with respect to any Restricted Stock Units except in accordance with section 409A of the Code.

7. No Stockholder Rights.

The Grantee has no voting rights and no other ownership rights and privileges of a stockholder with respect to the shares of Common Stock subject to the Restricted Stock Units, except as otherwise provided in Section 4.

8. Retention Rights.

Neither the award of Restricted Stock Units, nor any other action taken with respect to the Restricted Stock Units, shall confer upon the Grantee any right to continue in the service as a director.

9. Cancellation or Amendment.

This award may be canceled or amended by the Committee, in whole or in part, in accordance with the applicable terms of the Plan.

10. Notice.

Any notice to Radian provided for in this Grant Letter shall be addressed to it in care of the Corporate Secretary of Radian, 550 East Swedesford Road, Suite 350, Wayne, Pennsylvania

19087, and any notice to the Grantee shall be addressed to the Grantee at the current address shown in Radian’s Corporate Secretary’s records, or to such other address as the Grantee may designate to Radian in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or electronic mail, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry fee prepaid in the United States mail, or other mail delivery service. Notice to Radian shall be deemed effective upon receipt. By receipt of this Grant Letter, the Grantee hereby consents to the delivery of information (including without limitation, information required to be delivered to the Grantee pursuant to the applicable securities laws) regarding Radian, the Plan, and the Restricted Stock Units via Radian’s electronic mail system or other electronic delivery system.

11. Incorporation of Plan by Reference.

This Grant Letter is made pursuant to the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Restricted Stock Units awarded under this Grant Letter constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, this Grant Letter, and/or the Restricted Stock Units shall be final and binding on the Grantee, the Grantee’s beneficiaries, and any other person having or claiming an interest in such Restricted Stock Units. The settlement of any award with respect to Restricted Stock Units is subject to the provisions of the Plan and to interpretations, regulations, and determinations concerning the Plan as established from time to time by the Committee in accordance with the provisions of the Plan. A copy of the Plan will be furnished to the Grantee upon request. Additional copies may be obtained from the Corporate Secretary of Radian, 550 East Swedesford Road, Suite 350, Wayne, Pennsylvania 19087.

12. Income Taxes; Withholding Taxes.

The Grantee is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the Restricted Stock Units granted pursuant to this Grant Letter. At the time of taxation, Radian shall have the right to deduct from other compensation or from amounts payable with respect to the Restricted Stock Units, including by withholding shares of Common Stock, an amount equal to any taxes that are required by law to be withheld with respect to the Restricted Stock Units. Without limiting the foregoing, upon payment of the Restricted Stock Units, Radian may withhold shares subject to the vested Restricted Stock Units to cover any of the applicable withholding for applicable tax liabilities.

13. Governing Law.

The validity, construction, interpretation, and effect of this instrument shall exclusively be governed by, and determined in accordance with, the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle.

14. Grant Subject to Applicable Laws and Company Policies.

This Grant shall be subject to any required approvals by any governmental or regulatory agencies. This Grant shall also be subject to any applicable clawback or recoupment policies,

share trading policies, and other policies of the Company from time to time in accordance with applicable law. Notwithstanding anything in this Grant Letter to the contrary, the Plan, this Grant Letter, and the Restricted Stock Units awarded hereunder shall be subject to all applicable laws, including any laws, regulations, restrictions, or governmental guidance that becomes applicable in the event of the Company’s participation in any governmental programs, and the Committee reserves the right to modify this Grant Letter and the Restricted Stock Units as necessary to conform to any restrictions imposed by any such laws, regulations, restrictions, or governmental guidance or to conform to any applicable clawback or recoupment policies, share trading policies, and other policies of the Company. As a condition of participating in the Plan, and by the Grantee’s acceptance of the Restricted Stock Units, the Grantee is deemed to have agreed to any such modifications that may be imposed by the Committee, and agrees to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to such modifications.

15. Assignment.

This Grant Letter shall bind and inure to the benefit of the successors and assignees of Radian. The Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the Restricted Stock Units, except to a Successor Grantee in the event of the Grantee’s death.

16. Section 409A.

This Grant is intended to comply with the applicable requirements of section 409A of the Code and shall be administered in accordance with section 409A of the Code, including the six month delay for key employees if applicable. Notwithstanding any provision to the contrary herein, payments or distributions made with respect to this Grant may only be made in a manner and upon an event permitted by section 409A of the Code, and all payments to be made upon a separation of service hereunder may only be made upon a “separation from service” as defined under section 409A of the Code. To the extent that any provision of the Grant would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Grant to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall a Grantee, directly or indirectly, designate the calendar year of payment.

IN WITNESS WHEREOF, Radian has caused its duly authorized officer to execute and attest this instrument, and the Grantee has placed the Grantee’s signature hereon, effective as of the Grant Date set forth above.

RADIAN GROUP INC.

By:

Name: Mary Dickerson

Title: Senior Executive Vice President, Chief People and Operating Officer

I hereby accept the award of the Restricted Stock Units described in this Grant Letter, and I agree to be bound by the terms of the Plan and this Grant Letter. I hereby agree that all decisions and determinations of the Committee with respect to the Restricted Stock Units shall be final and binding.

Acknowledged and Agreed by the Grantee:

Signature:

Print Name:

Date: